UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 14, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in charter)

Virginia	000-50230	54-1873198
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1001 Nineteenth Street North, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (703) 312-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 8.01 Other Events.

On July 14, 2006, Friedman, Billings, Ramsey Group, Inc. (the “Company”) announced the pricing of two concurrent transactions which in the aggregate will result in the sale of $260 million in common equity by its newly formed taxable REIT subsidiary, FBR Capital Markets Corporation (“FBR Capital Markets”). In connection with the transactions, the Company will contribute to FBR Capital Markets the Company’s investment banking, institutional brokerage and research and asset management businesses. After the completion of the transactions, which are expected to close on or about July 20, 2006, the Company will continue to own approximately 72.6% of FBR Capital Markets.

In the first transaction, FBR Capital Markets priced a private offering (the “Private Offering”) in which it will sell approximately 12,066,667 shares of its common stock for a price of $15.00 per share, subject to the initial purchaser’s discount and placement fee. Friedman, Billings, Ramsey & Co., Inc., which will become a wholly-owned subsidiary of FBR Capital Markets before completion of the Private Offering, will act as initial purchaser and placement agent in the Private Offering. As part of the Private Offering, FBR Capital Markets has granted Friedman, Billings, Ramsey & Co., Inc. an option to purchase or place up to an additional 1,810,000 shares of its common stock at the offering price to cover additional allotments, if any.

The Company also announced that FBR Capital Markets and the Company have entered into an amended letter agreement (the “Amended Crestview Agreement”) with two affiliates of Crestview Partners, a New York based private equity firm, which amends the previously announced agreement entered into among the parties on June 22, 2006, which was previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2006. The two Crestview affiliates have agreed under the Amended Crestview Agreement to purchase 5,266,667 shares of FBR Capital Markets common stock in a concurrent private placement for the same price per share that investors are paying in the Private Offering (the “Crestview investment”), which represents approximately 30.4% of the total number of shares of FBR Capital Markets common stock to be sold in the Private Offering and the Crestview investment. Under the Amended Crestview Agreement, in the event of an exercise by Friedman, Billings, Ramsey & Co., Inc. of its additional allotment option, the two Crestview affiliates will have the right to purchase a proportionate number of additional shares of FBR Capital Markets common stock on the same terms in order to avoid diluting the percentage of the aggregate shares to be sold in the Private Offering and the Crestview investment represented by the Crestview investment. Assuming that the additional allotment option is not exercised, the total proceeds to FBR Capital Markets from the Private Offering and Crestview investment, after deducting discounts, fees and expenses, are expected to be $241.8 million.

Prior to completing the contribution of the Company’s investment banking, institutional brokerage and research and asset management businesses into FBR Capital Markets, the Company intends to cause the contributed businesses to pay cash dividends to another subsidiary of the Company totaling approximately $27 million. Following completion of the contribution transaction, the Private Offering and the Crestview investment, the Company will beneficially own approximately 72.6% of the outstanding shares of common stock of FBR Capital Markets, Crestview Partners will beneficially own through its two affiliates approximately 8.3% of the outstanding shares of common stock of FBR Capital Markets and outside investors in the Private Offering will own the remaining 19.1%.

The Amended Crestview Agreement sets forth the terms and conditions under which the two Crestview affiliates will make the Crestview investment. At closing, the Crestview affiliates will be granted options to buy up to additional 2,600,000 shares of common stock from FBR Capital Markets at a premium of approximately 14% above the per share purchase price paid by the Crestview affiliates in the Crestview investment. The Crestview affiliates also will be granted customary preemptive, tag-along and registration rights, as well as a variety of rights relating to the corporate governance of FBR Capital Markets, including the right to designate two nominees for appointment to the board of directors of FBR Capital Markets. The Crestview investment is conditioned on the completion of the Private Offering within a specified period of time and various other conditions.

The Company intends to discuss these transactions on its quarterly earnings conference call on July 28, 2006.

The securities being sold in the Private Offering and in the concurrent private placement to the Crestview affiliates have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or an applicable exemption from the registration requirements under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ Eric F. Billings
Name:	Eric F. Billings
Title:	Chairman and Chief Executive Officer